                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of Report (date of earliest event Reported)  July 14, 2000
                                                        ----------------



                              COLUMBIA ENERGY GROUP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                          1-1098               13--1594808
----------------------------           -----------             -------------
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


                13880 Dulles Corner Lane, Herndon, VA 20171-4600
                ------------------------------------------------
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (703) 561-6000
                                                           --------------

Item 5. Other Events

         Information contained in a News Release dated July 14, 2000 is incorporated herein by reference.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                Columbia Energy Group
                                                ---------------------
                                                    (Registrant)




                                                By /s/ J. W. Grossman
                                                  --------------------------
                                                   J. W. Grossman
                                                   Vice President & Controller


Date: July 14, 2000

FOR IMMEDIATE RELEASE                                                  CONTACTS:
July 14, 2000                        News Media: R.A. Rankin, Jr. (703) 561-6044
                                               Michael J. McGarry (703) 561-6063
                            Financial Community: Thomas L. Hughes (703) 561-6001
                                            Melissa E. Bockelmann (703) 561-6011


COLUMBIA ENERGY GROUP POSTS
RECORD SECOND QUARTER RESULTS

         HERNDON, Va., July 14 -- Columbia Energy Group today reported record second quarter income from continuing operations of $82.9 million, or $1.03 per share for the 2000 quarter, up from $35.3 million, or 43 cents per share, in the 1999 second quarter.

         This improvement primarily reflects a gain on the sale of Columbia's Cove Point LNG business, lower labor and benefit costs for Columbia Gas Transmission due to its voluntary incentive retirement program (VIRP) implemented in the 2000 first quarter, and increased natural gas production. The improvement was partially offset by professional fees associated with the planned merger with NiSource Inc., higher interest expense on short-term borrowings and costs associated with implementing a VIRP at certain other Columbia subsidiaries. After adjusting for nonrecurring items, income from continuing operations was $37.2 million, or 46 cents per share, up $6.4 million, or 9 cents per share over last year. All per share amounts are on a diluted basis.

         Net income after discontinued operations was $47.7 million, or 59 cents per share, for the second quarter 2000 compared to $26.1 million, or 32 cents per share, in the same period last year. Second quarter 2000 revenues of $468.5 million were essentially unchanged from the 1999 period, while operating income was $79.5 million, an increase of $4.8 million over the 1999 second quarter.

         Oliver G. Richard III, chairman, president and CEO of Columbia Energy Group, said, "Columbia Gas Transmission is moving forward with its various expansion projects. With recent regulatory approval in another of distribution's service areas, by the fall of this year approximately 90 percent of Columbia's
2.1 million distribution customers are expected to have the option to choose their natural gas supplier.

         "We continue to look for ways to reduce costs and improve efficiencies across our company," said Richard. "For example, Columbia's employee complement has been reduced through voluntary retirement programs implemented in several business units, which will lower labor and benefit costs. Retirement costs for these employees are funded through the pension plan and will not have a significant impact on Columbia's consolidated annual net income.

                                    - more -

         "Columbia's planned merger with NiSource is progressing well, with completion expected by the end of 2000," Richard added. "Shareholders of both companies approved the merger in early June by significant margins. Regulatory actions on the merger have been completed in eight states, with final regulatory action expected soon in the last remaining state. At the federal level, appropriate filings have been made and the process is proceeding on schedule. Plans are moving forward for the integration of the two companies."

         Richard said, "The strategic focus of the new combined company will be different than Columbia's direction in the past few years. While Columbia's core businesses will be an integral part of the new company, Columbia is exiting some of its non-core, non-regulated businesses." He added, "In the second quarter of 2000, we signed a definitive agreement to sell Columbia Energy Services' mass marketing business and announced that we were offering the propane and petroleum operations for sale. In June, we completed the sale of the Cove Point LNG facilities. In addition, Columbia Electric's interests in four qualifying generation facilities will be sold as required under the Public Utility Regulatory Policies Act prior to the NiSource merger, and sale of the remainder of its business may be pursued."

SECOND QUARTER RESULTS BY SEGMENT

         The TRANSMISSION AND STORAGE segment's operating income for the 2000 quarter was $66.9 million, up $11 million over 1999. The increase included the effect of lower labor and benefits costs due to Columbia Gas Transmission's VIRP that was implemented in the 2000 first quarter. Higher revenues from increased transportation services also improved operating income.

         Second quarter operating income for DISTRIBUTION was $6.4 million, down $10.2 million from the 1999 period primarily due to one-time costs related to implementing the VIRP.

         Operating income of $15 million for EXPLORATION AND PRODUCTION was $8.1 million above the 1999 second quarter, reflecting increased natural gas production. Production of 13 billion cubic feet (Bcf) rose 2.7 Bcf or 26 percent over 1999's second quarter. The average price received for natural gas production, including the effect of hedging activities, was $2.75 per thousand cubic feet (Mcf), an increase of $0.08 per Mcf.

         An improvement from a contract restructuring for a cogeneration facility led to operating income for the POWER GENERATION AND OTHER segment of $1.1 million versus an operating loss of $600,000 in the 1999 second quarter. Tempering this improvement were higher operating expenses primarily attributable to start-up costs for the fiber optics network in the process of being planned and built to serve customers in the Washington D.C. to New York City corridor.

         The CORPORATE segment had an operating loss of $9.9 million in the 2000 second quarter, compared to an operating loss of $4.1 million last year. The increased loss primarily reflects higher professional fees associated with the pending merger with NiSource.

                                    - more -

OTHER INCOME, INTEREST EXPENSE AND TAXES

         Interest income and other, net, for the second quarter 2000 of $93.8 million, was up $86.4 million, due to a $90.6 million pre-tax gain on the Cove Point LNG sale, partially offset by reduced interest income on short-term investments. Interest expense and related charges of $45.2 million rose $8 million primarily due to additional short-term borrowings for the stock repurchase program as well as higher interest rates. Income tax expense of $45.2 million in the 2000 quarter was up $35.6 million from the year earlier primarily due to this year's higher pre-tax income.

DISCONTINUED OPERATIONS

         As mentioned previously, Columbia is exiting the energy marketing segment, which includes the mass marketing, propane and petroleum businesses. In accordance with generally accepted accounting principles, the results from those businesses are reported as discontinued operations.

         For the 2000 second quarter, discontinued operations reflected an after-tax loss of $35.2 million compared to a $9.2 million after-tax loss in the same period last year. Included in the amount recorded for discontinued operations for the 2000 second quarter are the estimated losses through the anticipated sale date. For the first half of 2000, discontinued operations represented an after-tax loss of $28.9 million, a $9.2 million greater loss than the first six months of 1999.

RESULTS FOR FIRST HALF OF 2000

         Columbia's income from continuing operations for the 2000 first half was $226.3 million, or $2.79 per share, up $30.1 million, or 43 cents per share, over the $196.2 million, or $2.36 per share, in 1999. Excluding this year's gain on the sale of Cove Point LNG, costs for merger-related professional fees, and a $20.6 million after-tax gain recorded in 1999 related to a producer settlement, income from continuing operations was $180.5 million, an increase of $11.3 million over the first half of 1999, despite 4 percent warmer weather.

FIRST HALF 2000 RESULTS BY SEGMENT

         The TRANSMISSION AND STORAGE segment's operating income for the 2000 first half was $190.8 million, down $9.3 million from the same period last year. In 1999, Columbia Gas Transmission recorded a $24.8 million pre-tax improvement for the producer settlement mentioned above, and higher levels of base gas sales. Tempering this decrease were lower labor and benefits costs as a result of the VIRP that was implemented earlier this year, plus increased revenues from additional transportation services resulting from recent expansion projects coming on-line.



                                    - more -

         DISTRIBUTION'S operating income of $137.6 million decreased $9.2 million in the 2000 first half, primarily reflecting warmer weather. Both years were warmer than normal, 12 percent in 2000 compared to 8 percent in 1999. Also reducing 2000 operating income were costs related to implementing the VIRP in the second quarter, which will result in lower labor and benefits costs in the future. The effect of these factors was mitigated by reductions in other operating expenses and gross receipts taxes.

         EXPLORATION AND PRODUCTION'S operating income of $35.8 million rose $23.3 million over the 1999 six months due to 30 percent higher gas production and a 20 percent increase in average gas prices. Production for the 2000 first half of 27.1 Bcf benefited from new production coming on-line, and reduced capacity constraints that hampered previous results. Prices received for natural gas production averaged $3.06 per Mcf, an increase of $0.50 per Mcf from the 1999 period.

         POWER GENERATION AND OTHER operating income was $1.3 million in the 2000 first half versus an operating loss of $2.2 million in the 1999 period, primarily reflecting the second quarter improvement for the cogeneration contract restructuring, mentioned previously, partially offset by higher start-up costs for the fiber network activities.

         The CORPORATE segment had an operating loss of $12.3 million in the 2000 first half compared to operating income of $900,000 in the 1999 period, primarily due to additional professional fees in 2000. In addition, a gain of $6.9 million was recorded in 1999 for the parent company's portion of Columbia Gas Transmission's producer settlement.

OTHER INCOME, INTEREST EXPENSE AND TAXES

         Interest income and other, net, of $98.1 million for the 2000 first half rose $86 million over 1999 due to the gain on the Cove Point LNG sale, mentioned previously. This increase was partially offset by lower interest income on temporary investments, and a $2.9 million gain from the sale of coal properties recorded in 1999. Interest expense and related charges of $90.9 million rose $16.3 million over last year due to additional interest costs on short-term borrowings attributable to higher rates and balances.

         Income tax expense of $134.1 million for the first half of 2000 was $34.7 million above the 1999 period primarily reflecting higher pre-tax income.

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies engage in nearly all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as other operations. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at HYPERLINK http://www.columbiaenergygroup.com

                                    - more -

         A recorded message from Thomas L. Hughes, vice president--investor relations of Columbia Energy Group, providing a review of quarterly results and recent developments that are likely to effect full-year performance, will be available beginning later today on Columbia's web site at www.columbiaenergygroup.com.

         This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the federal and state regulators.

         Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in Columbia's service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. These and other risk factors are detailed from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document.

                              - tables to follow -

                             COLUMBIA ENERGY GROUP
                    SUMMARY OF FINANCIAL AND OPERATING DATA

                                                                 THREE MONTHS                          SIX MONTHS
                                                                 ENDED JUNE 30,                       ENDED JUNE 30,
                                                           --------------------------          ----------------------------
                                                             2000             1999                2000             1999
                                                           --------          --------            ------           -------
INCOME STATEMENT DATA
($ in millions)

Net Revenues
   Energy sales .......................................     223.1              244.0                861.4         1,151.7
   Less: Products purchased ...........................      76.2               99.5                443.0           687.7
                                                            -----              -----              -------         -------
   Gross Margin .......................................     146.9              144.5                418.4           464.0
   Transportation .....................................     163.9              151.0                415.8           368.6
   Production gas sales ...............................      35.4               27.0                 81.8            52.4
   Other ..............................................      40.4               48.2                 90.0           113.1
                                                            -----              -----              -------         -------
Total Net Revenues ....................................     386.6              370.7              1,006.0           998.1
                                                            -----              -----              -------         -------

Operating Expenses
   Operation and maintenance ..........................     220.6              201.1                434.0           419.6
   Settlement of gas supply charges ...................        --                 --                   --           (29.8)
   Depreciation and depletion .........................      47.1               54.0                109.5           127.4
   Other taxes ........................................      39.4               40.9                109.3           122.8
                                                            -----              -----              -------         -------
Total Operating Expenses ..............................     307.1              296.0                652.8           640.0
                                                            -----              -----              -------         -------
Operating Income ......................................      79.5               74.7                353.2           358.1
                                                            -----              -----              -------         -------

Other Income (Deductions)
   Interest income and other, net .....................      93.8                7.4                 98.1            12.1
   Interest expense and related charges ...............     (45.2)             (37.2)               (90.9)          (74.6)
                                                            -----              -----              -------         -------
Total Other Income (Deductions) .......................      48.6              (29.8)                 7.2           (62.5)
                                                            -----              -----              -------         -------

Income from Continuing Operations
      before Income Taxes .............................     128.1               44.9                360.4           295.6
Income Taxes ..........................................      45.2                9.6                134.1            99.4
                                                            -----              -----              -------         -------
Income from Continuing Operations .....................      82.9               35.3                226.3           196.2
                                                            -----              -----              -------         -------
Discontinued Operations - net of taxes
   (Loss) from operations .............................      (7.8)              (9.2)                (1.5)          (19.7)
   Estimated (loss) on disposal .......................     (27.4)                --                (27.4)             --
                                                            -----              -----              -------         -------
(Loss) from Discontinued Operations - net of taxes.....     (35.2)              (9.2)               (28.9)          (19.7)
                                                            -----              -----              -------         -------
Net Income ............................................      47.7               26.1                197.4           176.5
                                                            =====              =====              =======         =======

PER SHARE DATA
Basic Earnings Per Share ($)
   Continuing operations ..............................      1.04               0.43                 2.81            2.37
   (Loss) from discontinued operations ................     (0.10)             (0.11)               (0.02)          (0.24)
   Estimated (loss) on disposal .......................     (0.34)                --                (0.34)             --
                                                            -----              -----              -------         -------
   Basic Earnings Per Share ...........................      0.60               0.32                 2.45            2.13
                                                            =====              =====              =======         =======

Diluted Earnings Per Share ($)
   Continuing operations ..............................      1.03               0.43                 2.79            2.36
   (Loss) from discontinued operations ................     (0.10)             (0.11)               (0.02)          (0.24)
   Estimated (loss) on disposal .......................     (0.34)                --                (0.34)             --
                                                            -----              -----              -------         -------
   Diluted Earnings Per Share .........................      0.59               0.32                 2.43            2.12
                                                            =====              =====              =======         =======
Basic Average Common Shares Outstanding (millions).....      79.8               82.3                 80.4            82.8
Diluted Average Common Shares (millions) ..............      80.5               82.8                 81.1            83.2

                             COLUMBIA ENERGY GROUP
              Summary of Financial and Operating Data (continued)



OPERATING INCOME (LOSS) BY SEGMENT
($ in millions)

                      TRANSMISSION AND STORAGE OPERATIONS

                                                   THREE MONTHS              SIX MONTHS
                                                   ENDED JUNE 30,           ENDED JUNE 30,
                                                 -------------------     --------------------
                                                  2000        1999        2000         1999
                                                  ----        ----        ----         ----
OPERATING REVENUES
  Transportation revenues ...............         140.2       134.5       325.8       316.9
  Storage revenues ......................          44.1        43.7        88.7        94.0
  Other revenues ........................           4.2         4.6        19.1        25.2
                                                  -----       -----       -----       -----
Total Operating Revenues ................         188.5       182.8       433.6       436.1
                                                  -----       -----       -----       -----

OPERATING EXPENSES
  Operation and maintenance .............          81.1        86.6       159.7       183.5
  Settlement of gas supply charges ......            --          --          --       (29.8)
  Depreciation ..........................          27.3        26.9        54.6        53.6
  Other taxes ...........................          13.2        13.4        28.5        28.7
                                                  -----       -----       -----       -----
Total Operating Expenses ................         121.6       126.9       242.8       236.0
                                                  -----       -----       -----       -----

OPERATING INCOME ........................          66.9        55.9       190.8       200.1
                                                  =====       =====       =====       =====


                            DISTRIBUTION OPERATIONS


                                                   THREE MONTHS                          SIX MONTHS
                                                   ENDED JUNE 30,                       ENDED JUNE 30,
                                              -------------------------            -----------------------
                                                2000             1999                2000          1999
                                                ----             ----                ----          ----
NET REVENUES
  Sales revenues .....................         213.8             252.7               841.6       1,163.8
  Less: Cost of gas sold .............         120.7             155.4               545.9         822.0
                                               -----             -----               -----       -------
  Net Sales Revenues .................          93.1              97.3               295.7         341.8
                                               -----             -----               -----       -------

  Transportation revenues ............          65.1              66.7               195.8         173.7
  Less: Associated gas costs                     5.6               9.0                18.3          18.9
                                               -----             -----               -----       -------
  Net Transportation Revenues                   59.5              57.7               177.5         154.8
                                               -----             -----               -----       -------
Net Revenues .........................         152.6             155.0               473.2         496.6
                                               -----             -----               -----       -------

OPERATING EXPENSES
  Operation and maintenance ..........         112.6              97.2               230.1         209.6
  Depreciation .......................          11.5              17.1                33.1          53.1
  Other taxes ........................          22.1              24.1                72.4          87.1
                                               -----             -----               -----       -------
Total Operating Expenses .............         146.2             138.4               335.6         349.8
                                               -----             -----               -----       -------

OPERATING INCOME .....................           6.4              16.6               137.6         146.8
                                               =====             =====               =====       =======

                             COLUMBIA ENERGY GROUP
              Summary of Financial and Operating Data (continued)


                     EXPLORATION AND PRODUCTION OPERATIONS


                                               THREE MONTHS          SIX MONTHS
                                              ENDED JUNE 30,        ENDED JUNE 30,
                                              ---------------       ---------------
                                              2000       1999       2000       1999
                                              ----       ----       ----       ----
OPERATING REVENUES
   Gas revenues ......................         36.3       27.9       83.8       53.8
   Other revenues ....................          4.0        3.6        9.0        8.2
                                               ----       ----       ----       ----
Total Operating Revenues .............         40.3       31.5       92.8       62.0
                                               ----       ----       ----       ----

OPERATING EXPENSES
Operation and maintenance ............         15.2       13.4       31.3       26.3
   Depreciation and depletion.........          7.0        8.7       19.4       18.2
   Other taxes .......................          3.1        2.5        6.3        5.0
                                               ----       ----       ----       ----
Total Operating Expenses .............         25.3       24.6       57.0       49.5
                                               ----       ----       ----       ----

OPERATING INCOME .....................         15.0        6.9       35.8       12.5
                                               ====        ===       ====       ====


                     POWER GENERATION AND OTHER OPERATIONS

                                              THREE MONTHS           SIX MONTHS
                                              ENDED JUNE 30,       ENDED JUNE 30,
                                             ----------------     -----------------
                                              2000      1999        2000       1999
                                              ----      ----        ----       ----
OPERATING REVENUES
  Gas sales ..........................         8.0       1.5        17.8        2.9
  Power generation ...................         4.3       1.5         4.8        3.5
  LNG ................................         1.8       1.9         3.8        4.2
  Other ..............................         0.9       0.2         2.1        0.3
                                              ----      ----        ----       ----
Total Operating Revenues                      15.0       5.1        28.5       10.9
                                              ----      ----        ----       ----

OPERATING EXPENSES
  Products purchased .................         5.9       0.3        13.6        0.3
  Operation and maintenance...........         7.8       5.3        13.2       12.4
  Depreciation .......................         0.1       0.1         0.2        0.2
  Other taxes ........................         0.1        --         0.2        0.2
                                              ----      ----        ----       ----
Total Operating Expenses .............        13.9       5.7        27.2       13.1
                                              ----      ----        ----       ----

OPERATING INCOME (LOSS)...............         1.1      (0.6)        1.3       (2.2)
                                              ====      ====        ====       ====


                                    CORPORATE

                                            THREE MONTHS           SIX MONTHS
                                            ENDED JUNE 30,        ENDED JUNE 30,
                                           ----------------     -----------------
                                            2000      1999        2000       1999
                                            ----      ----        ----       ----


OPERATING INCOME (LOSS) .............       (9.9)     (4.1)      (12.3)      0.9
                                            ====      ====       =====       ===

                             COLUMBIA ENERGY GROUP
              Summary of Financial and Operating Data (continued)


                                                                        JUNE 30, 2000    DECEMBER 31, 1999
                                                                        -------------    -----------------
CAPITALIZATION
($ in millions)

Common Stock Equity

   Common stock,  $.01 par value, authorized
   200,000,000 shares, issued 83,880,779
   and 83,786,942 shares, respectively .........................                0.8               0.8

   Additional paid in capital ..................................            1,616.1           1,611.6

   Retained earnings ...........................................              748.1             586.9

   Unearned employee compensation ..............................               (0.3)             (0.6)

   Accumulated Other Comprehensive Income:
      Foreign currency translation adjustment ..................                 --               0.3

   Treasury stock, at cost (4,368,300 and 2,478,500 shares).....             (249.1)           (135.0)
                                                                            -------           -------

Total Common Stock Equity ......................................            2,115.6           2,064.0

Long-Term Debt .................................................            1,639.2           1,639.3
                                                                            -------           -------

Total Capitalization ...........................................            3,754.8           3,703.3
                                                                            =======           =======

Current Maturities of Long-Term Debt ...........................              311.1             311.1
                                                                            =======           =======

Short-Term Debt ................................................              328.9             465.5
                                                                            =======           =======

                             COLUMBIA ENERGY GROUP
              Summary of Financial and Operating Data (continued)


                                                           THREE MONTHS                      SIX MONTHS
                                                          ENDED JUNE 30,                   ENDED JUNE 30,
                                                       --------------------           -------------------------
                                                        2000          1999              2000             1999
                                                       -------       ------           -------           -------
TOTAL REVENUES ($ IN MILLIONS) ............. .....      468.5         479.2            1,467.4         1,704.8

Average Price of Gas Production ($ per Mcf)
    U.S. ................................... .....       2.75          2.69               3.06            2.56
    Canada ................................. .....       2.73          2.24               2.80            2.41

OPERATING DATA

  Gas Production (billion cubic feet):
    U.S. ................................... .....       12.9          10.2               27.0            20.8
    Canada ................................. .....        0.1           0.1                0.1             0.1
                                                       ------        ------             ------          ------
    Total .................................. .....       13.0          10.3               27.1            20.9
                                                       ======        ======             ======          ======

THROUGHPUT
  Transmission (billion cubic feet):
    Transportation
      Columbia Transmission
        Market area ....................... ......      186.3         164.4              564.4           558.4
    Columbia Gulf
        Mainline .......................... ......      162.0         149.5              307.7           296.9
        Short-haul ........................ ......       40.5          58.0               98.0           108.6
        Intrasegment eliminations ......... ......     (156.8)       (145.6)            (297.2)         (284.3)
                                                       ------        ------             ------          ------
Total Throughput ........................... .....      232.0         226.3              672.9           679.6
                                                       ======        ======             ======          ======

Distribution (billion cubic feet):
  Gas sales ......................... ............       22.2          21.2              101.5           114.2
  Transportation .................... ............       76.5          76.9              199.8           184.8
                                                       ------        ------             ------          ------
Total Throughput ........................... .....       98.7          98.1              301.3           299.0
  Off-System Sales .................. ............        2.4           9.2                9.5           165.5
                                                       ------        ------             ------          ------
Total Sold and Transported ................. .....      101.1         107.3              310.8           464.5
                                                       ======        ======             ======          ======

DEGREE DAYS (DISTRIBUTION SERVICE TERRITORY)
  Actual ..................................... ...        579           483              3,145           3,261
  Normal ..................................... ...        580           580              3,559           3,527
  % Colder (warmer) than normal .....                      --           (17)               (12)             (8)
  % Colder (warmer) than prior period ............         20            (7)                (4)             15

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